ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made effective on the 20th day of March, 2000 by and between XRG INTERNATIONAL, INC., New Jersey corporation ("Purchaser") and USA Polymers, Inc., a Florida corporation ("Seller").

WHEREAS, Seller presently has a business strategy to roll up plastic injection molding companies ("Business");

WHEREAS, Purchaser desires to acquire certain assets of the Seller used in connection with its business; and

WHEREAS, Seller desires to sell, transfer and assign to Purchaser such assets on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises and of the covenants and agreements herein contained, it is agreed as follows:

1 Recitals. The above recitals are true and correct and are incorporated herein by reference.

2. Assets to be Acquired. Subject to the terms of this Agreement, Seller will transfer, convey, assign, set over, bargain, sell and deliver to Purchaser at closing, and Purchaser will purchase, the assets indicated on Exhibit "A" (collectively referred herein as the "Assets") from Seller, free and clear of all leases, liens, and encumbrances other than as described in this Agreement, said conveyance to be evidenced by a Bill of Sale in substantially the form attached hereto as Exhibit "B", also assigning, to the extent permissible, all existing warranties with respect to the Assets.

3. Purchase Price. In consideration for the sale of the Assets, Purchaser shall pay Seller three million shares of XRG International, Inc. common stock (3,000,000) on the terms and conditions set forth below.

4.   Representations of Seller.

     a. General. The Seller hereby represents, warrants and covenants that it has the full power, right and authority to enter into this Agreement and convey the Assets to the Purchaser on the terms and conditions set forth herein. In addition, the execution of this Agreement and compliance with the terms and conditions set forth herein will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, loan

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          agreement or other  instrument or agreement to which Seller is a party or by which its property is bound

5.   Representations of Purchaser.

     a. Power and Authority . Purchaser hereby represents and warrants to the Seller that the execution and delivery of this Agreement and all other documents contemplated hereby have been duly and properly authorized by the Purchaser's Board of Directors and that this Agreement is binding upon and enforceable against Purchaser in accordance with its terms. Purchaser further represents and warrants that all corporate and other proceedings required to be taken by or on behalf of Purchaser to authorize Purchaser to enter into and carry out this Agreement and for the payment of the purchase price have all been duly and properly taken.

     b. No Conflicts. The execution and delivery of this Agreement, the consummation of the transaction contemplated by this Agreement and the compliance with the terms of this Agreement by Purchaser will not conflict with or result in a breach of any of the terms or provisions of or constitute a default under, the Articles of Incorporation or By-Laws of the Purchaser or any indenture, mortgage, loan agreement or other agreement of Purchaser.

6. The Closing, The parties agree that at such time the items described below are received by the appropriate party the transactions contemplated by this Agreement shall be considered consummated:

     a. Seller shall deliver an executed Bill of Sale to Purchaser, in a form acceptable to Purchaser's counsel;

     b. Purchaser shall deliver the shares of common stock described in paragraph 3;

Effective Date. The conveyances of the Assets shall be effective for all accounting and proration purposes as of the close of business on March 20, 2000.

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7.   Indemnification. The Purchaser and the Seller agree to indemnify each other with respect to any and all claims, losses and expenses which may be incurred by any such party (the "Indemnified Party") arising out of

     1.   Any   breach   by  any  party  to  this   Agreement   of  any  of  its
          representations, warranties, covenants or agreements made in this Agreement, the exhibits hereto or any document or paper delivered in connection with the transaction contemplated hereby;

     2. Any attempt (regardless of its success) by any person to cause or require the Indemnified Party to pay or discharge any debt, obligation, liability or commitment inconsistent with any representation, warranty, covenant or agreement of the other party; or

     3. Any action, suit proceeding, assessment or judgment arising out of or incident to any of the matters indemnified against in this paragraph 9, including reasonable fees and disbursements of counsel (regardless of whether trial is instituted and at trial or in appellate proceedings).

8. Survival of Representations and Warranties. The warranties, representations, covenants and agreements set forth herein shall be continuous and shall survive the termination of this Agreement or any part hereof.

9.   General.

     a. Expenses. Each of the parties to this Agreement shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel, certified public accountant and other experts.

     b. Assignability. This Agreement shall not be assignable by one of the parties to this Agreement without the prior written consent of the other party to this Agreement.

     c. Venue, Process. The parties to this agreement agree that jurisdiction and venue shall properly lie in the Sixth Judicial Circuit of the State of Florida, in and for Pinellas County, Florida, or in the United States District Court for the Middle District of Florida (Tampa Division), with respect to any legal proceedings

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          arising from this  Agreement.  Such  jurisdiction  and venue is merely permissively; and jurisdiction and venue also shall continue to lie in any court where jurisdiction and venue are found to be proper. The parties finther agree that the mailing of any process shall constitute valid and lawful process against them.

     d.   Governing  Law. This  Agreement has been  negotiated  and prepared and shall be performed in the State of Florida, and the validity, construction and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of the State of Florida (except that if any choice of law provision under Florida law would result in the application of the law of a state or jurisdiction other than the State of Florida, such provision shall not apply).

     e. Severabilily of Provisions. The invalidity or unenforceability of any particular hereof shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     f. Exhibits. The exhibits to this Agreement are incorporated by reference herein and are made a part hereof as if they were fully set forth herein.

IN WITNESS WBEREOF, the parties have executed this Agreement as of the date first indicated above.

USA POLYMERS, INC.

By:
     ---------------------
Name:
     ---------------------
Title:
     ---------------------

XRG INTERNATIONAL, INC.

By:
     ---------------------
Name:
     --------------------
Title:
     --------------------


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                                    EXHIBIT A

                                     ASSETS

1.               Business Plan
2.               Corporate Name
3.               Acquisition Candidates and Letters of Intent
4.               Goodwill